UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): May 31, 2012

CLEAR SYSTEM RECYCLING, INC.
(Exact name of registrant as specified in charter)

            Nevada                                            333-174155                          27-4673791

(State or other jurisdiction                 (Commission                                (IRS Employer

    of incorporation)                               File Number)                         Identification No.)

9 Scheel Drive, Markham, Ontario, L6E OM2
(Address of principal executive offices)

416-800-6679
(Registrant's telephone number, including area code)

_____________________________________
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     OTHER EVENTS

On May 31, 2012, Clear System Recycling (“CSR”) entered into a non-binding proposed merger and reorganization agreement with Masterpiece Investment Corp. (“MIC”). CSR will acquire all of the Masterpiece capital stock pursuant to a merger of MIC with and into Merger Sub, a subsidiary of CSR, with Merger Sub surviving. In the transaction MIC shares will be exchanged for shares of CSR.

MIC is engaged in the business of producing fine art for sale to the public through charity auctions, gallery sales, trade shows and online auctions. Its primary focus is creating bronze and silver limited edition reproductions of sculptures created by world-renowned artist Lorenzo Ghilglieri, as well as his son, Laran Ghilglieri, and his daughter, Rebecca Clark. MIC was founded in 2006 by Mark Ghiglieri, the son of Lorenzo Ghiglieri. Since that time, MIC has commissioned artwork from the Ghiglieri family designed to appeal to the American patriotic spirit, a market segment which has grown in popularity over recent years. MIC also reproduces the works of artists such as Cellini, Michelangelo and Bernini through the use of its extremely valuable mould collections, which includes over 200 moulds. A wholly-owned subsidiary, Addictive Workshop, LLC, is a sculpting studio and workshop specializing in the enlargement and reduction of artwork.

The execution of a definitive agreement is conditioned upon the satisfactory completion of due diligence and approval of the merger by the Board of Directors of MIC and CSR. The obligations to close and consummate the merger are subject to, among other things, the approval of the MIC and CSR shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR SYSTEM RECYCLING, INC.

June 6, 2012                                                                By /s/ John Carter

                                                                                    Name: John Carter

Title: President